EXHIBIT 99.1

Sucampo Enters Into Exclusive Option and Collaboration Agreement With Cancer Prevention Pharmaceuticals for Development of Late-Stage CPP-1X/Sulindac Combination for Familial Adenomatous Polyposis

Addresses Significant Patient Need

Aligned With GI Expertise, Strategic Focus

Phase 3 Study Expected to be Complete in 2018

ROCKVILLE, Md., Jan. 11, 2016 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today announced an option and collaboration agreement under which Cancer Prevention Pharmaceuticals, Inc. (CPP) has granted Sucampo the sole option to acquire an exclusive license to commercialize CPP-1X/sulindac combination product in North America.  This product is currently in a Phase 3 clinical trial for the treatment of familial adenomatous polyposis (FAP).

“We are very excited to enter into this agreement with Cancer Prevention Pharmaceuticals, as it aligns with our vision to acquire late-stage programs with the potential to have a significant impact on patient lives,” said Peter Greenleaf, Chairman and Chief Executive Officer of Sucampo.  “We believe that this product represents a substantial market opportunity and, given clinical results to date, could be a valuable asset for Sucampo that leverages our gastrointestinal expertise and strategic focus.”

There are currently no approved treatments for FAP and no other products in late-stage development.  A genetic disease, FAP typically develops into colon cancer if left untreated.  Current treatment paradigms require patients to undergo the progressive removal of colon and rectum, ongoing endoscopies of the GI tract, and additional surgery throughout life.  As a result, patients with FAP experience poor quality of life, inconvenience and significant cost.  FAP has been designated an orphan indication in the U.S. and Europe, with a prevalence of about 1 in 10,000, and approximately 30,000 cases currently in the United States.

CPP-1X/sulindac oral combination product has demonstrated robust Phase 2 data in sporadic colon adenoma, additional evidence of efficacy in FAP with CPP-1X combinations, and has shown to be well-tolerated.  The ongoing Phase 3 study is a 150-patient, three-arm, double-blind, randomized trial of the combination agent and the single agent comparators.  Enrollment in the study is expected to be complete in the first half of 2016 and the trial is expected to conclude in 2018, with potential for approval in 2019.  In addition, co-formulation activities are ongoing.  The product also has additional opportunities in sporadic colon adenoma therapy (CAT), which is currently in a Phase 3 clinical trial with the National Cancer Institute and SWOG (formerly Southwest Oncology Group), as well as other potential GI and oncology indications.

Under the terms of the agreement, Sucampo will invest $5.0 million in CPP in the form of a convertible note, with a planned additional $5.0 million equity investment in CPP’s next qualified financing, which will be either an IPO or a private financing as defined by the agreement.  In addition, Sucampo will pay CPP an option fee of up to $7.5 million, payable in two tranches.  CPP will complete the ongoing Phase 3 trial under the oversight of a joint steering committee.  Upon exercise of its exclusive option, Sucampo would acquire an exclusive license to the product and would be obligated to pay CPP up to an aggregate of $190 million in license fees and milestone payments upon the achievement of specified clinical development and sales milestones.  Under the terms of the license, Sucampo and CPP would share equally in profits from the sale of approved products.

About FAP

Familial Adenomatous Polyposis(FAP) is a rare hereditary disease characterized by cancer of the colon and rectum. Patients with the classic presentation of FAP begin to develop multiple benign polyps in the colon in their early teenage years.  Eventually, the colon becomes covered with hundreds to thousands of polyps that typically become cancerous if left untreated. Current medical practice recommends the removal of the colon and sometimes the rectum in the formative years for the typical FAP patient.  CPP’s lead product candidate, CPP-1X/sulindac, is being developed to minimize the occurrence and/or recurrence of polyps and tumors associated with FAP and offers the potential of a non-surgical pharmacopreventive therapy across the spectrum of FAP patients.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide.  Sucampo has one marketed product – AMITIZA – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan, Switzerland and the U.K.  For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

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About Cancer Prevention Pharmaceuticals, Inc. (CPP)

CPP is developing therapeutics designed to reduce the risk of cancer. CPP’s approach has been used with great success in other disease categories such as cardiovascular, neurovascular and infectious disease.  CPP is co-sponsoring a large Phase 3 trial in colon cancer survivors (with NCI and SWOG) and a Phase 3 clinical trial in patients with Familial Adenomatous Polyposis (FAP).  CPP is also working collaboratively with non-profit groups to support their clinical trials in neuroblastoma (childhood cancer) for the prevention of relapse, in gastric cancer, and in early-onset type 1 diabetes.

Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding Sucampo’s option agreement with CPP, including financial terms of a potential license agreement, and the expected timing of clinical trials. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; the ability of Sucampo to successfully develop and commercialize product candidates; Sucampo's ability to accurately predict future market conditions; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 9, 2015 as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com